Exhibit 10.48

* Confidential Treatment Requested Under

17 C.F.R. §§ 200.80(b)(4), 200.83 and 240.24b-2

AGREEMENT FOR PURCHASE OF A

SUREBEAM X-RAY SYSTEM

BETWEEN

SUREBEAM CORPORATION

AND

SON SON CO., LTD.

TABLE OF CONTENTS

SECTION

1.	DEFINITIONS

2.	EQUIPMENT AND SERVICES FURNISHED BY SELLER

3.	BUYER FURNISHED ITEMS AND SERVICES

4.	TIME OF PERFORMANCE AND FORCE MAJEURE

5.	DELIVERY, INSTALLATION AND ACCEPTANCE TEST

6.	AGREEMENT PRICE AND TAXES

7.	PAYMENTS, SECURITY INTEREST AND BONDS

8.	WARRANTIES

9.	LIMITATION OF REMEDIES AND LIABILITIES

10.	CHANGES

11.	COMPLIANCE WITH LAWS AND BUYER’S RULES

12.	INSURANCE

13.	INDEMNIFICATION

14.	ACCESS

15.	TERMINATION FOR DEFAULT

16.	TERMINATION

17.	OWNERSHIP AND LICENSING OF TECHNOLOGY

18.	AMENDMENTS

19.	ASSIGNMENTS AND SUBCONTRACTS

20.	NOTICES

21.	MISCELLANEOUS

22.	CONFIDENTIAL INFORMATION

23.	ARBITRATION

EXHIBIT A - SELLER’S PROPOSAL
EXHIBIT B - IMPLEMENTATION MILESTONES
EXHIBIT C - PAYMENT SCHEDULE
EXHIBIT D - LICENSE AGREEMENT

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AGREEMENT FOR PURCHASE OF A

SUREBEAM ELECTRON BEAM SYSTEM

BETWEEN

SUREBEAM CORPORATION

AND

SON SON CO., LTD.

This Agreement, effective March 27, 2002 (“Effective Date”) is between SureBeam Corporation, a Delaware corporation with a principal place of business at 9276 Scranton Road, Suite 600, San Diego, CA 92121, (“Seller”), and Son Son Co., Ltd., a company incorporated under the laws of the Socialist Republic of Vietnam, with offices at […***…]("Buyer").

This Agreement is contingent upon Buyer opening a Letter of Credit with an effective date on or before June 24, 2002.  If Letter of Credit is denied or delayed beyond June 24, 2002, then Buyer or Seller may terminate the Agreement as defined in Section 16 Termination.  Seller will not be authorized to proceed with the work until Buyer obtains Government approval.

1.             DEFINITIONS

1.1                 “Acceptance” means the customer’s actual or deemed acceptance of the Deliverables under paragraph 5.0 (“Delivery, Installation and Acceptance Test”).

1.2                 “Agreement” means this document, the statement of work, and the accompanying specifications and any exhibits including Seller’s Proposal as set forth in Exhibit A, that constitutes the entire Agreement between the parties and supersedes all other representations, understandings or communications, whether written or verbal, with respect to the subject matter hereof.  This Agreement is expressly limited to its terms and purchase order.  The provisions of any of Buyer’s purchase order, invoice or similar documentation are specifically rejected and shall have no effect.  Any amendment, modification or waiver of this Agreement, or any part hereof, shall be binding upon Seller only if designated as an amendment to this Agreement and signed by a representative of the Seller specifically authorized to execute such binding amendments.  Waiver of any provision of this Agreement in one instance shall not preclude future enforcement of it in future situations.

1.3                 “Agreement Price” means the System Price and the Royalty Fee.

*CONFIDENTIAL TREATMENT REQUESTED

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1.4                 “Deliverables” means all equipment, products, software, services, installation, documentation, and training, provided under this Agreement by or through the Seller, as defined in the Proposal.

1.5                 “Facility” or “Facilities” refers to the collective equipment, construction activities, and services required to support the operation of the System, and includes electrical power, water cooling (primary), compressed air, heating, ventilation, ozone ventilation, air conditioning, radiation protection shield, fencing, building structure, lights, storage areas, and finishes.

1.6                 “Information and Control” refers to the controls equipment provided by Seller to monitor, control, and display the operating performance of the System as defined in the Proposal. This equipment includes the SureTrack control system.

1.7                 “LINAC” refers to the linear accelerator equipment provided by Seller as defined in the “Proposal”. This equipment includes the accelerator, closed loop water-cooling equipment, air blower for window cooling, AC power distribution, beam stop and associated controls.

1.8                 “Material Handling” refers to the material handling equipment provided by Seller as defined in the Proposal.  This equipment includes the conveyor, closing conveyor, process conveyor and associated controls.

1.9                 “Products” means the Buyer’s products that are to be processed in the System. Products and the associated processing volumes and dose requirements are defined in the Proposal.

1.10              “Project” refers to the electron beam System project as described in the Proposal, which will be installed at Buyer’s Ho Chi Minh City, cold storage facility.

1.11              “Proposal” refers to Seller’s Proposal, which defines Seller’s responsibilities, scope-of-work, deliverables, and equipment.  Refer to Exhibit A.

1.12              Royalty Fee means the royalty fee specified in Exhibit C2.

1.13              “Safety” refers to the equipment provided by Seller to monitor, control, and display the safety conditions of the System as defined in the Proposal. This equipment includes operating status indicators, alarms, beacons, intrusion detection, and smoke detection equipment.

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1.14              “Site” refers to the dedicated location where the System will be constructed, at Buyer’s Ho Chi Minh City cold storage facility.

1.15              “Substantial Functionality” of a Deliverable means it operates substantially in acceptance within the specifications, or performance criteria as defined in the Proposal.

1.16              “System” refers to the collective equipment provided by Buyer and Seller described in the Proposal, which is required to electron beam process the Products.

1.17              “System Price” means the price for Seller to provide the Deliverables.

1.18              “Warranty Period” means the 12-month period commencing upon Acceptance of the Deliverables.

2.             EQUIPMENT AND SERVICES FURNISHED BY SELLER

2.1                                 Seller shall furnish to Buyer the machines, equipment, and accessories (Deliverables) as defined in Seller’s Proposal, Exhibit A, Item 1, “System Equipment and Deliverables,” (excluding items identified as Buyer furnished items), which include:

•       Material Handling Subsystem

•       LINAC Subsystem

•       Information and Control Subsystem

•       Safety Subsystem

2.2                 Seller shall furnish to Buyer the services as defined in Seller’s Proposal, which include:

•                  Program Management

•                  Operating Manuals & Procedures

•                  Operations & Maintenance Training

•                  Construction Drawings and Bill of Materials

•                  Maintenance & Troubleshooting Guides

•                  Installation, Testing & Start-up Services

2.3                                 Seller shall furnish to Buyer support services to assist Buyer with Buyer’s tasks defined in the Proposal.

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3.             BUYER FURNISHED ITEMS AND SERVICES

3.1                                 Buyer shall furnish the following at its own expense, as defined in Seller’s Proposal, Exhibit A, Item 2, “Son Son Co., Ltd., Furnished Items and Services”:

3.1.1                                    Design, specification, testing and development of the Product.

3.1.2                                    Determination of the Product processing requirements (including Product dose, and packaging).

3.1.4                                    Design and construction of the Facilities required to support the operation of the System, as defined in the Proposal, and other tasks identified as Buyer’s responsibility.

3.1.5                                    Definition and implementation of the procedures required to operate the System (including operating methods, safety procedures, QA and operator work tasks).

3.1.6                                    Management of the overall Project (including scheduling, budget definition and allocation, requirements definition, review and approval of the work tasks, and Product Qualification).

3.2           Buyer shall provide the following items, equipment, and services:

3.2.1                                    Refer to the Proposal for a definition of Buyer furnished items, equipment, and services.

3.2.2                                    Items shall be provided to Seller (as required to perform the work) during the execution of this Agreement, at no cost to Seller.

3.2.3                                    SureBeam’s work, cost, and schedule are predicated upon Buyer providing these items in accordance with the schedule defined in the Proposal.

4.             TIME OF PERFORMANCE AND FORCE MAJEURE

4.1                                 Performance under this Agreement by Seller and Buyer shall be in accordance with the project schedule defined in the Proposal, and the milestones set forth in Exhibit B.

4.2                 Periodically, Seller shall provide Buyer with a written status report on the progress of the work.  This report shall summarize the progress achieved, identify any anticipated delays in the performance of this Agreement and highlight future schedule milestones.

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4.3                                 If Buyer does not meet one or more Buyer Milestones as defined in Exhibit B, Seller’s work, schedule and cost may be adjusted accordingly as provided for in Section 10.0 Changes.

4.4                                 Neither Seller nor Buyer shall be liable for delivery by it of any item on any specific date to the extent such delivery is delayed for causes beyond its control, such as acts of God or the public enemy, governmental orders or restrictions, fires, extremely severe weather, floods, earthquakes, material shortages, strikes or other work stoppages, accidents, catastrophes, war conditions, riot or civil commotion, labor disputes, embargoes, or other actions or inaction by the other, which render performance or timely delivery extremely difficult or impossible.  Provided however, the delayed party shall not be excused for any such delay unless it furnished the other party with written notice of the cause and likely extent of the delay within fifteen (15) days after the delayed party becomes aware of the events causing the delay.  Also, the delayed party shall be responsible for using its best efforts to mitigate the delay and shall not be excused for any delay that could have been avoided by the exercise of such efforts.

5.             DELIVERY, INSTALLATION AND ACCEPTANCE TEST

5.1                                 Seller shall properly package the System, for shipment C.I.F. Buyer’s Port of destination, Ho Chih Minh City, Vietnam, at which time “Risk of Loss” shall pass from Seller to Buyer.

5.2                                 After the equipment is received at Buyer’s designated facility, Seller will supply qualified personnel to inspect and install the System. Buyer shall provide reasonable access to its premises, proper environmental and site conditions, and the full and complete cooperation of its staff and any other contractors to assist Seller during installation and testing of deliverables. During this start-up period, an acceptance test (“Acceptance Test”) shall be performed by Seller in the presence of Buyer’s personnel. To pass the test, the System must meet the applicable requirements under this Agreement, as defined in the Proposal. When the System passes the Acceptance Test, and all items and services to be furnished by Seller under Section 2.0 and the exhibits of this Agreement are so furnished, then the System shall be considered completed and fully accepted by Buyer (“Acceptance”). On-site acceptance testing shall be conducted by reference to a written “test procedure” approved by the Seller and Buyer in advance of the commencement of such testing. Buyer shall provide to Seller contemporaneous “sign-offs” as each function on the test procedure is demonstrated by the Seller. Except for losses to the System covered under Seller’s warranty and indemnification obligations under this Agreement, risk of

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loss to the System shall pass from Seller to Buyer in accordance with the terms of shipment.

6.             AGREEMENT PRICE AND TAXES

6.1                                 Seller shall furnish the System and all documents, services, and other items required under this Agreement and shall meet all its other obligations under this Agreement for the sum of US$ 5,250,000.00 (Five Million Two Hundred and Fifty Thousand US Dollars), the “System Price” and a Royalty Fee of […***…].

7.             PAYMENTS, SECURITY INTEREST AND BONDS

7.1                                 The System Price set forth in Section 6.0 (“Agreement Price and Taxes”) shall be due Seller according to the schedule set forth in Exhibit C.  Payment shall be made by Buyer no later than the 10th day of the month following the month such milestone is invoiced by Seller. The entire System Price shall be secured by an irrevocable Letter of Credit in a form acceptable to both Parties. Cost of the Letter of Credit shall be paid by Buyer. Buyer may not withhold or “set-off” any amounts due hereunder and Seller reserves the right to cease work without prejudice if amounts are not paid when due. Seller retains a purchase money security interest and the right to assert appropriate liens with respect to all deliverables until all amounts due are paid in full. Any late payment shall be subject to any cost of collection (including reasonable legal fees) and shall bear interest at the rate of one and one-half (1.5%) percent per month, until paid.

7.2                                 Buyer shall have a security interest in the System to secure any payments made by Buyer to Seller prior to the transfer to Buyer of title to the System. Seller authorizes Buyer to prepare, sign on Seller’s behalf, and file all necessary financing statements (UCC-1 forms) to perfect this security interest.

8.             WARRANTIES

8.1                                 During the Warranty Period, as defined below, Seller warrants that equipment provided by Seller is:

8.1.1                        Free from defects in design, materials, and workmanship.

8.1.2                        In compliance with the specifications set forth in the Proposal.

* CONFIDENTIAL TREATMENT REQUESTED

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8.1.3                        Free from all security interests, and title to system is good and transferable to Buyer.

8.2                                 The Warranty Period shall start with the substantial completion of the System Acceptance Test or beneficial use by Buyer, whichever occurs first, and shall continue for 12 months.  If the System Acceptance Test cannot be completed because of reasons beyond Seller’s control or responsibilities, then the Warranty Period will commence immediately and extend for 12 months.

8.3                                 Seller’s total liability for breach of warranty shall be limited to the following:

8.3.1                        Equipment manufactured by Seller — repair or replacement, at Seller’s option, of defective components that have been manufactured by Seller.  Parts only — labor to install, test, or calibrate provided by Buyer.

8.3.2                        Equipment not manufactured by Seller — manufacturers pass through warranty.

8.3.3                        Software developed by Seller — for defects that can be specifically traced to Seller’s software, Seller will repair the defect.

8.3.4                        Software not developed by Seller — developer’s pass through warranty.

8.3.5                        Exclusions:

•                  Items that have been damaged because of improper use, maintenance, handling or operation.

•                  Items that are replaced during normal preventative maintenance.

•                  Consumables or items with a value less than $250 (IC chips, resistors, light bulbs, gaskets, oil, limit switches, actuator brackets, etc.).

8.3.6                        Nonconforming components shall be returned to Seller for repair or replacement at Seller’s option.

8.4                                 System Performance Warranty - Seller represents and warrants that during the Warranty Period, the Deliverables shall operate at a level of Substantial Functionality as defined in the Proposal if the System is properly operated, maintained, and used as defined in Seller’s Proposal, final documentation, and maintenance instructions.  The foregoing warranty is subject to the following conditions: (i) all Deliverables are installed, and implemented by Seller or the applicable vendor;  (ii) Buyer notifies Seller of any defect within ten (10) calendar days after the appearance thereof and provides supporting data according to Seller’s standard “trouble report” procedures; (iii) Buyer has properly installed and paid all applicable fees for all updates made available with respect to Deliverables and any updates recommended by Seller with respect to any other equipment or software that materially affects the performance of the Deliverable; (iv) Buyer has properly installed, maintained and operated all associated equipment, software and has maintained all environmental conditions in

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accordance with applicable specifications and industry standards; (v) Buyer has not introduced other equipment or software, or made changes to the system, that create an adverse impact on the Deliverables; (vi) Buyer has paid all amounts due hereunder and is not in default of any provision of this Agreement; (vii) any functional or technical design of the system provided by or approved by Buyer is an accurate and complete rendering of the system, applicable interfaces and associated operating environment, and (viii) Buyer has made no changes (nor permitted any changes to be made other than by or with the express approval of Seller) to the System or to the source code of any Deliverable.  ANY UNAUTHORIZED CHANGES TO THE SYSTEM OR TO THE SOURCE CODE OF ANY DELIVERABLE WILL VOID THE WARRANTY PROVIDED UNDER THIS SUBSECTION.

8.5                                 Warranty Disclaimer - EXCEPT AS SPECIFICALLY PROVIDED IN THIS SECTION (“WARRANTIES”) THE SELLER HEREBY DISCLAIMS WITH RESPECT TO ALL DELIVERABLES PROVIDED HEREUNDER, ALL EXPRESS AND IMPLIED WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANT-ABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.  SUREBEAM REPRESENTS AND WARRANTS THAT NONE OF THE THIRD PARTY SOFTWARE PRODUCTS, STANDARD SOFTWARE PRODUCTS, CUSTOM WORK PRODUCT, EMBEDDED SOFTWARE OR OTHER DELIVERABLES PROVIDED HEREUNDER CONSTITUTE “CONSUMER PRODUCTS” WITHIN THE MEANING OF THE MAGNUSON-MOSS WARRANTY ACT AND THAT IF ANY WARRANTY IS NEVERTHELESS IMPOSED UNDER THAT ACT IT SHALL BE LIMITED TO A PERIOD OF THIRTY (30) DAYS FROM THE DATE OF DELIVERY.

8.6                                 Disclaimer Regarding Governmental Laws and Regulations - THE PARTIES HEREBY AGREE THAT, TO THE EXTENT ANY DELIVERABLE HEREUNDER IS USED FOR THE PURPOSE OF GENERATING OUTPUT USED IN COMPLYING WITH GOVERNMENTAL LAWS AND REGULATIONS (INCLUDING TAX LAWS AND REGULATIONS), BUYER SHALL ASSUME ALL RESPONSIBILITY FOR COMPLIANCE WITH ANY SUCH GOVERNMENTAL LAWS AND REGULATIONS.

9.             LIMITATION OF REMEDIES AND LIABILITIES

The parties acknowledge that the following provisions have been negotiated by them and reflect a fair allocation of risk:

9.1           Remedies - Except for certain injunctive relief authorized under Section 22.0 (“Confidential Information”), Buyer’s sole and exclusive remedies for Seller’s default hereunder shall be (i) to obtain the repair, replacement or correction of

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the defective Deliverable or, if Seller reasonably determines that such remedy is not economically or technically feasible, (ii) to obtain in accordance with the specific provisions of this Agreement an equitable partial refund of amounts paid with respect to the defective Deliverable.

9.2                                 Liabilities - EXCEPT FOR DAMAGES ARISING FROM BODILY INJURY CAUSED SOLELY BY THE NEGLIGENCE OF SELLER, SELLER SHALL NOT BE LIABLE FOR ANY AMOUNT EXCEEDING THE PORTION OF THE TOTAL CONTRACT PRICE ACTUALLY PAID BY BUYER.  IN NO EVENT SHALL SELLER BE LIABLE, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFIT OR BUSINESS INTERRUPTION) EVEN IF SELLER IS NOTIFIED IN ADVANCE OF SUCH POSSIBILITY ARISING OUT OF OR PERTAINING TO THE SUBJECT MATTER OF THIS AGREEMENT.

10.          CHANGES

10.1                           Changes in the Agreement Price or performance schedule may result from changes in the requirements for the System or in other related items of Seller’s work ordered in writing by Buyer.  Extensions of one or more deadlines in the performance schedule may result from an excusable delay authorized pursuant to the terms of Section 4.3.  Each such change in time or price shall be determined by mutual agreement of the parties and confirmed in an amendment to this Agreement, which conforms to the requirements of Section 18.0 Amendments, prior to implementation of any such changes.

11.          COMPLIANCE WITH BUYER’S RULES

11.1                           During the performance of services at Buyer’s facilities, Seller’s personnel and others acting on Seller’s behalf shall comply with Buyer’s rules, specifications, guidelines, policies and customary practices regarding safety, security, sanitation and other contractor and personnel activities provided Seller has been informed in advance of such rules, specifications, guidelines, policies and practices.

12.          INSURANCE

12.1                           Seller shall obtain, pay for, and maintain the following insurance covering the performance of work under this Agreement:

12.1.1                       Comprehensive General Liability Insurance for each occurrence of bodily injury and property damage, in an amount of not less than One Million US Dollars (US$1,000,000.00) combined single limit, for each occurrence of

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bodily injury and property damage, covering Buyer as an additional insured and containing endorsements providing coverage for the following:

•       Personal Injury Liability;

•       Premises - Operations Liability, including “XCU” coverage;

•       Blanket Contractual Liability; and

•      Broad Form Property Damage

12.1.2                       Comprehensive Automobile Liability Insurance for owned, hired, and non–owned motor vehicles, if any, used for the performance of the services under this Agreement.  This insurance shall have the same minimum coverage limits as specified above the Comprehensive General Liability Insurance.

12.1.3                       Worker’s Compensation Insurance, Occupational Disease Insurance, and Disability Benefits Insurance, in accordance with applicable statutory requirements.

12.1.4                       Employers’ Liability Insurance in an amount not less than Five Hundred Thousand US Dollars (US$500,000).

12.1.5                       All Risk Installation Floater Property Insurance covering properly damage arising out of the installation, assembly, and testing of the System at Buyer’s designated facility prior to Final Acceptance.

12.2                           The insurance specified above shall cover all work to be provided under this Agreement by Seller and all of its agents, employees, representatives, and subcontractors.

12.3                           Prior to Seller’s commencement of any services on Buyer’s premises, Seller shall furnish valid certificates of insurance to Buyer showing that Seller has obtained insurance coverage as required under this Section 12.0 (“Insurance”).  The certificate required for the insurance under Section 12.1.1 shall specifically reference the endorsements required.  The insurance policies and certificates shall also state that at least thirty (30) days’ written notice shall be provided to Buyer prior to any cancellation, expiration, nonrenewal or material change in the insurance coverage which occurs during the term of this Agreement.

13.          INDEMNIFICATION

13.1                           Buyer shall indemnify and hold Seller harmless and will, upon request, defend Seller against all actions, proceedings, claims, demands, suits, outlays,

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damages or expenses, including reasonable attorneys’ fees and other costs that may be assessed against Seller, arising out of the negligent acts or omissions of Buyer, its representatives, agents or employees.

13.2                           Seller shall indemnify and hold Buyer harmless and will, upon request, defend Buyer against all actions, proceedings, claims, demands, suits, outlays, damages, or expenses, including reasonable attorneys fees and other costs that may be assessed against Buyer arising out of the negligent acts or omissions of Seller, its representatives, agents or employees.

14.          ACCESS

14.1                           Seller shall furnish or arrange Buyer’s reasonable access to the System and its components at the site of their manufacture and storage.  Buyer shall furnish or arrange Seller’s reasonable access to the System during and after installation at Buyer’s Site.

15.          TERMINATION FOR DEFAULT

15.1                           Either party may be declared in default of this Agreement if it breaches any material provision hereof and fails within ten (10) days after receipt of notice of default to correct such default or to commence corrective action reasonably acceptable to the other party and proceed with due diligence to completion.  Either party shall be in default hereof if it becomes insolvent, makes an assignment for the benefit of creditors, a receiver is appointed or a petition for bankruptcy is filed with respect to it and such proceeding is not dismissed within thirty (30) days.  Any notice of default shall be sent in accordance with Section 21.0 (“Notices”) and shall identify the contract provision at issue and describe in reasonable factual detail how the other party has materially violated the provision.  If timely corrective action is not forthcoming, the aggrieved party may then terminate the Agreement pursuant to Section 16.0 (“Termination”) and pursue all other available remedies.

16.          TERMINATION

16.1                           This Agreement shall terminate when the term, as defined in the Proposal, expires or, if earlier, upon one party’s giving written notice of termination after following the procedures in Section 15.0 (Termination for Default).  In addition, Buyer may terminate this Agreement for its convenience and without cause upon thirty (30) days notice and payment to Seller in accordance with Section 7.0 (Payments, Security Interest and Bonds), of an equitable portion of the Agreement Price to reflect partial completion of the project and financial commitments made by Seller.  Termination shall have no effect upon the parties’

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rights and obligations:  (i) under Section 22.0 Confidential Information, or (ii) under Section 17.0 Ownership and Licensing of Technology, so long as Buyer has paid all amounts due with respect to such technology and is otherwise not in default of any provision of Section 15.0 Termination for Default.

17.          OWNERSHIP AND LICENSING OF TECHNOLOGY

17.1                           Third Party Software Products - In the case of third party software products, Buyer hereby agrees to be bound and governed by the terms and conditions of the original vendor’s license agreement accompanying such products or, if no such license agreement is included, by the vendor’s standard license terms generally applicable to the particular product.

17.2                           Seller’s System Deliverables - Seller agrees to license, under the License Agreement attached in Exhibit D, the use of its System Deliverables to Buyer for a single use license at the defined Site. Seller will at all times maintain ownership of all licensable Deliverables and derivative works. Buyer will not copy, use, or distribute the licensed Deliverables for any purpose except as required to operate and maintain the System at the Site without Seller’s explicit written approval.

18.          AMENDMENTS

18.1                           This Agreement represents the entire agreement between Buyer and Seller concerning the purchase of the System and items relating to it and supersedes all prior negotiations, representations, and agreements, whether written or oral.

18.2                           This Agreement, including the attachments to it, may be amended or modified only by a written instrument signed by an authorized representative of each party.

19.          ASSIGNMENTS AND SUBCONTRACTS

19.1                           Neither party shall assign this Agreement without the written consent of the other, except that each party may assign it to any of such party’s subsidiaries, affiliates, or other related companies without the consent of the other party.  Seller shall not assign any money due or to become due it under this Agreement without the prior written consent of Buyer and any such assignment to the contrary shall be void.

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20.          NOTICES

20.1                           All notices to be given to Buyer shall be sufficient if delivered personally to the Buyer’s representatives indicated below or sent to the representative by telegram, telex, fax, or express or regular mail, postage prepaid, at the following address:

Son Son Co., Ltd.

[…***…]

with copies of correspondence to:

ANLAC Co. Ltd.

[…***…]

20.2                           All notices to be given to Seller shall be sufficient if delivered personally to the Seller’s representative indicated below or sent to the representative by telegram, telex, fax or express or regular mail, postage prepaid, at the following address:

Seller:

SureBeam Corporation

Attn:  Martha M. Cashman

9276 Scranton Rd., Suite 600

San Diego, CA 92121

with copies of correspondence to:

SureBeam Corporation

Attn:   Thomas Allen

9276 Scranton Road, Suite 600

San Diego, CA 92121

20.3         A divisional or corporate office of a party may change that party’s designated representative under this Section 21.0 Notices, by serving proper notice of the change to the other party.

* CONFIDENTIAL TREATMENT REQUESTED

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21           MISCELLANEOUS

21.1                           Except where remedies are designated under this Agreement as exclusive, the remedies and rights available under this Agreement and the duties and obligations imposed by it shall be in addition to, and not a limitation of, the remedies, rights, duties, and obligations otherwise available or imposed by law.

21.2                           No action or failure to act by Buyer or Seller shall constitute a waiver of any right or duty afforded either of them under this Agreement nor shall any such action or failure to act constitute an approval of, or acquiescence in, any breach under this Agreement, except as may be specifically agreed in writing.

21.3                           If any provision of this Agreement or any remedy provided in it is declared invalid, illegal, or unenforceable under law such provision shall be deemed omitted from this Agreement the remaining provisions shall continue in full effect.

21.4                           The following sections of this Agreement shall survive the completion or termination of Seller’s work under this Agreement 13.0, 17.0 and 22.0.

21.5                           Independent Contractor Status - Each party and its people are independent contractors in relation to the other party with respect to all matters arising under this Agreement.  Nothing herein shall be deemed to establish a partnership, joint venture, association or employment relationship between the parties.  Each party shall remain responsible for and shall indemnify and hold harmless the other party for the withholding and payment of all federal, state and local personal income, wage, earnings, occupation, social security, unemployment, sickness and disability insurance taxes, payroll levies or employee benefit requirements (under ERISA, state law or otherwise) now existing or hereafter enacted and attributable to themselves and their respective people.

21.6              Non-solicitation - During the term of this Agreement and for a period of one (1) year thereafter, Buyer and Seller agree not to hire, solicit, nor attempt to solicit, the services of any employee or subcontractor of Buyer or Seller without the prior written consent of Buyer or Seller.

21.7              Compliance with Export Regulations. Buyer has, or shall obtain in a timely manner, all necessary or appropriate licenses, permits or other governmental authorizations or approvals; shall indemnify and hold Seller harmless from, and bear all expense of, complying with all foreign or domestic laws, regulations or requirements pertaining to the importation, exportation, or use of the technology to be developed or provided herein. Buyer shall take no action, nor omit to take

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any required action, which would cause either party to violate the Foreign Corrupt Practices Act of 1977 or the U.S. Export Administration Regulations.

21.8              The Agreement, including any change orders thereto, takes priority over any other document. In the event of a conflict in any document referred to in this Agreement, the later version of any document takes precedence over the earlier document.

21.9              All Agreement Deliverables will be provided in the English language. Any translations required will be provided by Buyer at Buyer’s expense.

22           CONFIDENTIAL INFORMATION

22.1                           Acknowledgment of Confidentiality - Each party hereby acknowledges that it may be exposed to confidential and proprietary information of the other party including, without limitation, the System and Deliverables and other technical information (including functional and technical specifications, designs, drawings, analysis, research, processes, computer programs, algorithms, methods, ideas, “know how” and the like) business information (sales and marketing research, materials, plans, accounting and financial information, personnel records and the like) and other information that has been clearly designated in writing as confidential (“Confidential Information”).  Confidential Information does not include (i) information already known or independently developed by the recipient; (ii) information in the public domain through no wrongful act of the recipient, or (iii) information received by the recipient from a third party who was free to disclose it.

22.2                           Covenant Not to Disclose - With respect to the other party’s Confidential Information, the recipient hereby agrees that during the Term and at all times thereafter it shall not use, commercialize or disclose such Confidential Information to any person or entity, except to its own employees having a “need to know” (and who are themselves bound by similar nondisclosure restrictions), and to such other recipients as the other party may approve in a signed writing; provided that all such recipients shall have first executed a confidentiality agreement in a form acceptable to the owner of such information.  Each party shall use at least the same degree of care in safeguarding the other party’s Confidential Information as it uses in safeguarding its own confidential information.  Neither party nor any recipient may alter or remove from any software or associated documentation owned or provided by the other party hereunder, any proprietary, copyright, trademark or trade secret legend, nor may it attempt to decompile or reverse engineer the System.  The provisions of this Section 22.0 (“Confidential Information”) shall survive termination of this Agreement.

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22.3                           Remedies for Breach of Confidentiality - Each party acknowledges that the unauthorized use, commercialization or disclosure of the other party’s Confidential Information would cause irreparable harm to such other party.  The parties acknowledge that remedies at law would be inadequate to redress the actual or threatened unauthorized use, commercialization or disclosure of such Confidential Information and that the foregoing restrictions may be enforced by temporary and permanent injunctive relief.  In addition, any award of injunctive relief shall include recovery of associated costs and expenses (including reasonable attorneys’ fees).

23.          ARBITRATION

23.1         The parties hereby submit all controversies, claims and matters of difference arising out of or relating to this Agreement, or the breach thereof, to arbitration in San Diego, California, USA, according to the rules and practices of the American Arbitration Association from time to time in force.  This submission and agreement to arbitrate shall be specifically enforceable.  Without limiting the generality of the foregoing, the controversies to be arbitrated hereunder include all questions as to whether the right to arbitrate any question exists.  A panel of three arbitrators shall conduct the arbitration unless otherwise agreed, and the decision of the majority thereof shall be the decision of the panel.  One arbitrator shall be selected by each party, and the two so selected shall select a third arbitrator.  Arbitration may proceed in the absence of any party if notice of the proceedings has been given to such party.  The parties agree to abide by all awards rendered in such proceedings.  Such awards shall be final and binding on all parties to the extent and in the manner provided by the California Rules of Civil Procedure.  All awards may be filed with the Clerk of the District Court for the County of San Diego, California, USA, as a basis of declaratory or other judgment and, at the election of the party making such filing, with the clerk of one or more courts, state or federal, having jurisdiction over the party against whom such an award is rendered or its property.  The prevailing party shall be awarded its costs, expenses and fees’, including reasonable attorneys’ fees, and the panel is hereby authorized to apportion such fees, costs and expenses in the event it deems it fair and equitable to do so.

18

This Agreement shall be governed by the laws of the State of California, United States of America.

Agreed,

SON SON CO., LTD.		SUREBEAM CORPORATION

Signed:	/s/ Tram Be	Signed:	/s/ Larry Oberkfell

Name:	Mr. Trâm Bê	Name:	Mr. Larry Oberkfell

Title:	President	Title:	President & CEO

Date:	6/17/2002	Date:	6/11/2002

Witnessed by:

/s/ William Hsu

William Hsu

19

* Confidential Treatment Requested Under

17 C.F.R. §§ 200.80(b)(4), 200.83 and 240.24b-2

EXHIBIT A

SELLER’S PROPOSAL

SUREBEAM PROPOSAL # P###-##-####.A1

FOR A

SUREBEAM  X-RAY PASTEURIZATION SYSTEM

Prepared for:

SON SON CO., LTD.

Ho Chi Minh City, Vietnam

February 9, 2002

Submitted by:

SureBeam Corporation

9276 Scranton Road, Suite 600

San Diego, CA  92121

This document contains SureBeam Proprietary Information to be used solely for evaluating this Proposal and may not be disclosed to any outside 3rd party.

February 9, 2002

Mr. Trâm Bê

Son Son Co., Ltd.

[…***…]

Subject:                                                   SureBeam Proposal #P###-##-####.A1

SureBeam X-Ray Pasteurization System

Dear Mr. Bê:

Thank you for the opportunity to work with Son Son Co., Ltd., to develop a SureBeam Proposal (#P###-##-####.A1) for the implementation of a SureBeam On-Site® System to electronically pasteurize food products at your processing facility in Ho Chi Minh City, Vietnam.

Purpose of the Proposal

This proposal defines our recommendations to effectively implement x-ray pasteurization technology at the Son Son Co., Ltd., Vietnam facility, to meet the following objectives:

☒      Eliminate Potential Pathogens

☒      Minimize the Processing Cost per Pound

☒      Meet  Processing Requirements (Volume, Dose, etc.)

☒      Achieve System Availability > 95%

☒      Minimize Capital Expenditures

☒      Minimize Logistics Expenses

The purpose of this Proposal is to provide Son Son Co., Ltd. (hereto referred to as “Buyer”), with a price, schedule, and scope-of-work for a SureBeam System to meet Buyer’s requirements for processing shrimp, fish, and frog legs and other food products. At this point in time, a specific site has not been selected and hence the recommended concept has not been tailored to site-specific conditions. In addition, the specific processing requirements for individual products have not been defined. Once these items

*CONFIDENTIAL TREATMENT REQUESTED

have been defined, this Proposal will become the basis for continued discussions to refine the concept to achieve the “best processing concept.”

Requirements Definition

The Buyer’s requirements to be addressed by the System include the following key points:

•                  Integrate the x-ray process directly into the distribution and cold storage operations.

•                  […***…]

•                  Deliver an average treatment dose of 1.0 - 1.50 kGy, and maintain the overall Max/Min ratio <1.8. A higher Max/Min ratio (>1.8) may be acceptable to some products depending on specific test results.

•                  Meet the required quality, process integrity, and regulatory requirements defined by Buyer, ISO-11137, and USDA guidelines.

•                  Develop an operating concept that meets the production, processing, and operating requirements defined in this Proposal.

•                  Integrate the equipment subsystems, procedures, and process into an overall operating “System”, which will meet the performance requirements.

•                  Define a System concept that provides > 95% system availability, and maintains the overall integrity, safety and security of the process at 100%.

•                  Provide on-site maintenance and operations support.

•                  Guarantee the performance of the system.

Proposal Summary

To meet Buyer’s requirements, we are proposing to implement a SureBeam® X-Ray Pasteurization System (see attached system isometrics and layout drawings) using our x-ray technology and patented system concepts. The system design is based upon field proven concepts and utilizes equipment with a demonstrated track record. The design uses a simple “flow through” concept — products are continuously moved through the x-ray field at a defined processing rate and scan height.

Carriers are introduced into the process on an overhead track. Double sided processing is accomplished by rotating the carrier and processing it through the x-ray field a second time. Carriers move through the x-ray field in a precisely controlled manner on a process conveyor with “close packing” of the carriers accomplished using a closing conveyor.

*CONFIDENTIAL TREATMENT REQUESTED

Based upon equipment set-points in the pre-defined processing protocol, the desired treatment dose is uniformly delivered to the products.

What are X-rays and how are they generated? X-rays (or Bremsstrahlung) are photons emitted when a rapidly moving charged particle (normally an electron) is decelerated by an atom. X-rays are generated when an electron beam strikes any object, but they are most efficiently generated when using high energy electrons (5 MeV) and a dense object or target - like tungsten. The conversion efficiency from electrons to X-rays is low (5-7%), hence high power is needed to make up for the low conversion efficiency. In the SureBeam system electrons generated from a linear accelerator with 5 MeV energy and 100 kW power are used to generate X-rays. Once the X-rays are created, product is moved through the x-ray field in a precisely controlled manner with the goal of distributing the x-rays throughout the product. When x-rays penetrate the product they occasionally strike electrons in the outer rings of atoms at the molecular level of the product. When the collision occurs the photon imparts part of its kinetic energy into the electron in the same manner as a cue ball would break a rack of billiard balls in a pool game. This process is referred to as the Compton Effect. It is these secondary electrons that damage the DNA molecules in living organisms such as E. Coli and Listeria and produce the desire effect of “killing” the pathogen. The amount of energy or “dose” required to reduce a population of organisms by 1/10th (or one log) is readily known and quantifiable (for example, Listeria with a dose from 0.4 to 0.6 kGy will reduce a population by 1 log). A typical dose of 1.75 kGy will reduce the population by 3 to 4 log (4 x 0.4 kGy = 1.60 kGy), or 99.99%.

How are products processed using x-ray technology? Because x-rays are electromagnetic energy with no mass they have a greater depth of penetration into the product than electrons. When cases are processed in the system, multiple passes and double sided processing will achieve a more uniform application of the dose into the case, but there will always be some regions where the dose is higher or lower. Dose mapping the case(s) in the desired production configuration will determine where regions of high (Dmax) and low (Dmin) dose are located. The system processing parameters are then selected to ensure that the delivered dose in the low dose region (Dmin) is always higher than the target dose needed to accomplish the “kill”, and the delivered dose in the high dose region (Dmax) is always lower than the highest dose the product will tolerate and not sustain any changes in product quality (i.e., color, odor, taste, etc.). The highest dose the product will tolerate is experimentally determined by delivering a variety of doses to the product and determining the highest level that detrimentally affects the product quality (i.e., taste, color, smell, texture, etc.). Once the characteristics of how the product processes in the x-ray field are known the processing efficiency can be addressed. If the dose mapping tests indicate the Dmax is comfortably below the highest dose, then there is a good chance that more product cases can be added to the processing configuration increasing the thickness of the product in the x-ray. This second or third case essentially “rides through the process free”. Because of this it is very important to optimize the amount of product processed wherever possible. To summarize, the amount of product (lbs./hour) which can be processed is a function of many variables including the available accelerator power, target dose, product density, highest dose (or the highest Max/Min ratio for the specific product), packaging configuration, product loading configuration, and processing efficiency of the system design (i.e., ability to close pack, lot changeover times, etc.). Each product processed will be dose mapped to determine the impact of these variables on the throughput of the system.

SureBeam has developed a very efficient system to accomplish the “pasteurization” process. For the Buyer system one standard [...***...] accelerator is integrated into a single system providing the high power [...***...] needed to process the projected volume [...***...]. Space is provided for a second accelerator to be added at a later point in time to accommodate higher throughputs. The x-ray generator is mounted to produce a horizontal field of x-rays. Depending on the product density, x-rays will provide the ability to penetrate approximately [...***...]. The material handling system provides the ability to move and queue carriers or individual product cases from the load area workstations (2), through the x-ray process, and back to unload area workstations (2). A “process and closing conveyor” is used to independently convey products through the x-ray process. This conveyor is used to achieve precise movement of the products through the x-ray field and “close pack” carriers for increased processing efficiency. A concrete shield is used to surround the equipment and protect the operators from x-rays. Concrete was selected because of its effectiveness, availability, and low cost.

* CONFIDENTIAL TREATMENT REQUESTED

The proposed x-ray system layout is defined in the isometric view below:

Figure 1-1  System Isometric View

The system will be contained in an existing Buyer cold storage and distribution facility. The building addition is sized to stage in-coming products (≈ 7,000 ft2) prior to pasteurization and out-going products (≈ 3,000 ft2) after pasteurization while they are waiting for QA release. These areas are physically separated to prevent co-mingling of processed and un-processed products, and have been sized to accommodate the expected product flow direct from manufacturing and loads from other Buyer manufacturing locations. The system is contained in approximately 5,000 ft2 which includes the concrete shield and the load / unload areas. Equipment rooms for the process equipment are located adjacent to the shield. Additional space for offices, control and dosimetry labs (≈ 1,500 ft2) are also required. The staging areas in and out are refrigerated spaces - other spaces are not. This configuration has the following advantages:

•                  Simplifies the interfaces between Buyer cold storage / distribution functions and the system, reduced fork truck traffic;

•                  Minimizes the need for new facility construction;

•                  Provides the ability to expand the staging areas if required in the future;

•                  Minimizes the disruption and interference with Buyer operations while construction is in progress.

This system concept will permit SureBeam to accomplish the following business objectives:

•                  Provide an operation that can meet Buyer’s operating and performance requirements – functionality, throughput, availability, and quality;

•                  Coordinate an On-Site spares and maintenance program with Buyer to maintain system reliability > 95%;

•                  Achieve 100% process integrity – process operation, dose delivery;

•                  Achieve 100% safe operation;

•                  Operation to meet USDA requirements for validation, and Good Manufacturing Practices;

•                  Guaranteed system performance.

System Description of Operation

To meet Buyer’s requirements, SureBeam is proposing to implement a SureBeam® X-ray Sterilization System (refer to attached system layout drawings). The System concept is based upon the field proven designs of the SureBeam System. The base system re-applies X-ray processing know-how, designs, and engineering developed by SureBeam, and integrates the Model [...***...] accelerator, into the standard SureBeam System.

The SureBeam System consists of the following major subsystems:

•                  X-ray source or “accelerator”

•                  Material Handling

•                  Information & Control system — “SureTrack” system

•                  Safety equipment

•                  Radiation shield and support utilities (by Buyer)

The design for each of the above subsystems is based upon field proven experience in  similar applications.

* CONFIDENTIAL TREATMENT REQUESTED

Figure 1-1  System Layout (viewed from work area)

The System design proposed for Buyer consists of a concrete radiation protection shield sized to contain the accelerator and the material handling system, and provide protection from ionizing radiation produced from the interaction of the electrons and materials. The shield’s concrete walls and roof are between  6 and 12  feet thick, and are graduated down in size as you reach the entry to the maze. A maze with several 90° turns is used to

Figure 1-2 System Layout (viewed from behind shield)

provide a “torturous” path to limit any ionizing radiation from escaping (i.e. no direct line of sight path). The size of the shield is approximately 3000 ft2 (65 ft. x 47 ft.).

Figure 1-5 Loading Area

The accelerator is located inside of the shield and protected from ionizing radiation and ozone by interior walls. The accelerator design philosophy is to limit variability in the accelerator to one parameter (scan height). All other operating parameters are fixed at validated set points and pre-defined high/low limits. The goal is to provide stable equipment operation that always produces a consistent beam. If the beam characteristics exceed pre-defined limits, then the system is shutdown.

The beam centerline is oriented horizontally and scans the products as they are moved in front of the scan horn. This horizontal beam orientation is very advantageous to the processing and generates a more reliable and cost effective design.

Products are conveyed into the shield and through the X-ray process on a material handling system that was specifically designed to operate in a radiation and medical device application. Basic transport functions are accomplished using an overhead power & free conveyor that moves captive carriers into and out of the shield. This design significantly improves the efficiency of the processing by permitting products to be stacked multiple layers high and deep, taking advantage of the accelerator’s selectable scan height and depth of penetration. In addition, products are oriented in the carriers in the position that best facilitates X-ray processing, which is generally not the same product orientation for conveyability.

Figure 1-6 Loading product into Carrier

The use of a captive carrier eliminates conveyability issues and jams, significantly improving the system reliability. To achieve precise dose requirements an independent process conveyor is used to control the movement of carriers through the electron beam. An independent servo controlled conveyor is used to achieve positioning and speed control of ±0.5% variance from the set point.

Overseeing all information and processing functions is the SureTrack information and control system. The Suretrack system uses a distributed network of industrial PLC’s and PC to monitor and control the system functions. The software modules have been used in similar applications and provide a robust control system.

System Description of Operation

The system is simple to operate and provides the built-in integrity checks needed to insure compliance with the processing protocol. The basic operation is as follows (refer to the system layout drawings):

The System operator initiates sterilization “Lot” setup and release by entering the product code, Lot information, and selecting the pre-defined processing instructions.

Figure 1-7 Operator at I&CS Computer

The SureTrack control system checks the information to insure the validity of the data and schedules the Lot for processing. The scheduled Lot is then moved into the load area and the first carrier processed. The control system checks the integrity of the data and downloads to the accelerator and material handling controllers the predetermined processing set points for the key parameters including processing rate, beam scan height, number of passes (single or double sided processing), dosimeter placement criteria, key high/low limit settings, and error recovery directions. The controls system checks that these parameters are set correctly, the equipment is operating within specifications, and that the system validation parameters are initialized to the previously validated settings — this insures the integrity of the process.

Figure 1-8 Placing a Dosimeter on Product

Products to be processed are manually loaded into the captive carriers in the orientation defined by the processing protocol. Dosimeters are placed on selected carriers as an independent means of monitoring the integrity of the delivered dose. In general, dosimeters are placed on the first and last carriers in a Lot, and on a periodic basis (every 10-15 carriers) while the Lot is being processed, to verify that the Lot has received the defined dose. Current regulatory guidelines recommend placement of dosimeters at the beginning, middle, and end of the Lot (at a minimum). The quantity/frequency of dosimeters periodically processed within the Lot will be determined by QA, and input into the system as part of the Lot processing instructions.

The SureTrack information and control system guides the system operator and material loaders through the overall process checking for the completion of each task and verifying the integrity of the process. (As an option, bar code scanners can be used to verify that the correct product code has been loaded onto the carrier). In addition, the control system verifies that the operating parameters and variables are correctly set and operating within the pre-defined limits before the carrier is released into the system.

Released carriers are moved into the shield on an overhead Power & Free conveyor. The Power & Free conveyor is the primary means of transporting the carrier through the sterilization process and load/unload areas. The conveyor consists of two overhead tracks made up of a power section containing a drive chain and a free section. Products are loaded into the carrier suspended from the free section. The power section will engage the carrier and drive the carrier along the fixed overhead track. Mechanical drive dogs on the power section are designed to disengage from the carrier to allow carriers to accumulate or interface with the automated equipment. The power and free control system manages the traffic flow and accumulation of carriers through the system.

Prior to entry into the beam area, an automatic closing conveyor is used to move carriers from the Power & Free conveyor to the precisely controlled “Process Conveyor”. The closing conveyor engages the carrier and moves it to within inches of the preceding carrier, minimizing the “gap” or non-productive space between carriers, and precisely matches the speed of the preceding carrier. In this manner, carriers are “closed packed” to maximize the productive utilization of the electron beam. Carriers may “touch” in order to achieve close packing, but not in a manner that would be detrimental to the integrity of the delivered dose.

An independent, servo driven “Process Conveyor” is used to precisely control the movement and positioning of the carrier through the electron beam. The speed of the conveyor is selectable to a predetermined set-point which permits a variety of dose levels to be delivered. The conveyor speed is monitored constantly by 2 independent sensors to verify accuracy.

Figure 1-9 Process Conveyor

The X-ray field is horizontally scanned over the products as the carrier moves through the beam. The scan height is adjustable to match the height of the products in the carrier providing an efficient utilization of the beam.

Carriers move through the beam at a pre-defined speed that is adjustable between  1.00 and 15.00 feet/minute. This means that products are “in the beam” only for a few seconds. The control system continuously monitors the X-ray key parameters to insure the process is within the operating limits. Any out of limits condition will be cause a coordinated shutdown of the equipment generally within 250 msec.

Because of this level of control, and the design of the beam scanning system, the integrity of the process is maintained on a restart of the process with product in the beam. A positive transition dose is generated in the region where the interrupt occurred and eliminates the need to discard products that were in the beam.

Carriers exiting from the beam are re-engaged on the Power & Free conveyor and transported to either the rotate mechanism where the carrier is rotated 180° and recirculated through the X-ray process for double sided irradiation or diverted to exit the chamber.

Figure 1-10 Carrier Entering Rotation Mechanism

Carriers exiting the chamber are conveyed to the unload area where an operator manually unloads the products and places them on a pallet. Carriers containing dosimeters are identified and the operator removes the dosimeter for subsequent processing. Empty carriers are re-circulated to the load area and the process is repeated. The overall cycle time to process a carrier is about 7-10 minutes. Changeover from one lot to another can be accomplished in 3-5 minutes.

At the completion of the last carrier in a sterilization lot exiting the unload area, the SureTrack control system checks to insure the Lot processing is complete and record/archives all processing information required to substantiate successful completion of the process. QA reviews this information and the independent dosimetry results to determine if the Lot can be released.

System Equipment and Deliverables

The SureBeam System consists of the following deliverables and services:

1.1                                 Engineering Analysis & Concept Definition.  An initial engineering effort will be performed prior to the implementation of the system to develop answers to the following issues:

1.1.1                        Define the system concept and the site specific layout

1.1.2                        Assist Buyer with the qualification and selection of the facility General Contractor. Buyer will contract directly with the General Contractor for the construction of the Facility and all support utilities.

1.1.3                        Assist Buyer resolve site specific questions (location, local codes, finalize costs, utilities, ozone ventilation)

1.1.4                        Assist Buyer evaluate carrier sizes best suited for achieving the processing and production requirements

1.1.5                        Define interfaces to other operations

1.2                                 Linear Accelerator – the x-ray source consists of one linear accelerator that generates an electron beam of 100 kW power at 5 MeV energy. The electrons are converted into x-rays when they strike an x-ray converter. the x-ray source will include the following equipment:

1.2.1                        […***…]

1.2.2                        Horizontal accelerator configuration

1.2.3                        Selectable scan heights (3)

1.2.4                        X-Ray converter and water cooling system

1.2.5                        Secondary water conditioning and cooling system for the accelerator

1.2.6                        Equipment provided C.I.F. Port of Ho Chi Minh City.

1.3                                 Material Handling system - a material handling system is provided to contain, position, and move product through the pasteurization process. The equipment shall be capable of conveying a diverse set of product case sizes through the system providing integrity over the process. The mh system shall include the following items:

1.3.1                        Overhead Power & Free Conveyor - Heavy duty (500 lb. design) overhead transport conveyor moves the carriers through the load and unload areas, and irradiation process. The conveyor uses delatching drive dogs to provide smooth asynchronous flow of the carriers at 14 m/min through the process. Carrier queuing is provided for line

*CONFIDENTIAL TREATMENT REQUESTED

balancing, process equipment interfacing, and local flow control.

1.3.2                        Product Carriers — Fifteen (15) Aluminum and steel carriers (engineered to be efficient) are used to contain and position the products through the X-ray process. This method yields the highest productivity and reliability, providing the capability to stack products multiple layers high and deep, without the possibility of incurring product jams.

1.3.3                        Closing Conveyor — An independent servo driven closing conveyor is provided to “close pack” the carriers through the beam to within several inches of the preceding carrier. This increases the processing efficiency.

1.3.4                        Process Conveyor — An independent servo driven chain conveyor that precisely controls the speed of the carrier through the beam to ± 0.5 % variance from the set-point. This provides precise control over the delivery of the dose and maintains the continuity of the process in the event of a process interruption.

1.3.5                        180° Rotation Device — An independent rotation device is provided to horizontally rotate the carriers 180°. The mechanism is slave driven from the power & free conveyor thus synchronizing the rotate mechanism with the power & free conveyor, and eliminating an extra drive motor and controls. Fail-safe integrity checks are provided to insure that the rotation is completed correctly.

1.3.6                        Controls – controls are provided to monitor and control the flow of carriers through the system. All actions that result in a product movement (such as merge, divert, release, rotate, and stop) are confirmed independently. Any action that effects the dose or integrity of the process is redundantly monitored. Errors or out-of-limits conditions will result in a system shutdown.

1.3.7                        Equipment provided C.I.F. Port of Ho Chi Minh City.

1.4                                 SureTrack Control System – a real-time information and control system is provided to monitor and control the overall process. The control system shall provide the data management, system operating functions, “logical” error detection, and overall error recovery functions for the entire system, and provide the following capabilities:

1.4.1                        Industrial PC based information and control computer, Pentium CPU with  512Mb ram, mirrored hard drives (2), color graphics monitor, and interface to Allen Bradley PLC.

1.4.2                        Real-time PLC control system for monitoring, tracking and control of the sterilization process

1.4.3                        Real-time SureTrack information system to perform the following functions:

•                                          System start-up and shutdown

•                                          Creation, audit, and scheduling of processing protocols

•                                          Sterilization lot control

•                                          Real-time monitor and information display

•                                          Process integrity checks

•                                          Error detection and recovery

•                                          Processing reports, data management, and information archiving

1.4.4                        Redundant sensors for all key process monitors

1.4.5                        Software Validation per SureBeam Software Development Procedures

1.5                                 Safety System – a safety system is provided that meets the requirements for x-ray system protection as specified by OSHA, IAEA Safety Series 107, NCRP Report 51 regulatory requirements. Safety system shall be fail-safe, and provide “defense-in-depth”, redundancy, and independence. all safety system components shall be fit for the purpose intended and include the following capabilities:

1.5.1                        Intrusion alarms to detect unauthorized access into controlled areas (pressure mats, light curtain, electronically locked doors).

1.5.2                        Emergency stop(s) and pull cords.

1.5.3                        Fire / smoke detection.

1.5.4                        System start-up & shutdown.

1.5.5                        Key lockouts.

1.5.6                        Radiation monitors for out-of-limits conditions.

1.5.7                        Status display (accelerator ON / OFF, Access OK / PROHIBITED.

1.5.8                        Start-up alarms and horns.

1.5.9                        Start-up timer.

1.5.10                  Status alarms and beacons (rotating beacons).

1.5.11                  Ozone exhaust flow monitor.

1.5.12                  Safety signs and markings (Radiation Hazard, Access Prohibited, High Voltage, etc.).

1.5.13                  Automatic shut-down for out-of-limits conditions.

1.5.14                  Sequenced start-up.

1.6                                 Dosimetry System — a redundant dosimetry system is provided to independently measure delivered dose to the products. The system shall conform to applicable ANSI standards. The following equipment shall be included:

1.6.1                        Equipment - One (1) Genesys 20 spectrophotometers with accompanying software shall be provided.  Units shall be integrated to a PC for data processing.

1.6.2                        Dosimeters - Five thousand (5,000) B3 radiochromic dosimeters that cover a range of doses from 1.0 kGy — 100 kGy shall be provided.

1.6.3        Beam Energy Measurement Equipment - Two (2) Certified RISO Aluminum Energy Wedges shall be provided.

1.6.4        Dosimetry Computer (PC) and associated software and laser printer.

1.6.5        Equipment calibration and procedures.

1.7           Facilities and Utilities

1.7.1                        General design and specification of facility and utility requirements (power, compressed air, water, ozone exhaust) associated with the X-ray process. Detail design and shop drawings will be the responsibility of the General Contractor / Buyer.

1.7.2                        General design and specification of the shielding requirements. SureBeam will be responsible for the layout and design of the shield. Buyer and the General Contractor will be responsible for the construction of the shield, building, and all utilities. Detail design and shop drawings will be the responsibility of the General Contractor / Buyer.

1.7.3                        Hookup of SureBeam equipment to Buyer furnished utilities (power, compressed air, water, ozone exhaust).

1.7.4                        Participate in design review(s) of Buyer furnished equipment

1.8           Equipment installation, checkout, and system validation to ISO-11137, USDA, and ASTM standards

1.8.1                        Installation and checkout of SureBeam furnished equipment

1.8.2                        Hook-up of Buyer furnished utilities to SureBeam equipment

1.8.3                        Checkout and testing of equipment

1.8.4                        System integration and performance testing

1.8.5                        Validation of the system to ISO-11137 requirements:

•                                 Installation Qualification

•                                 Irradiator Dose Mapping

•                                 Certification

1.9                                 Maintenance system and support – the following maintenance support is provided to augment the local site support:

1.9.1                        A computerized maintenance system (MPII) will be used to track and schedule the maintenance activities. This system will be loaded with maintenance instructions and schedules, and maintained to provide a record of maintenance activities for regulatory reviews.

1.9.2                        On-line link connecting the site control system to SureBeam support personnel to provide remote diagnostic capability will be provided.

1.9.3                        Two system check-ups during the warranty period. SureBeam will check the equipment at the site and perform an audit of the system. Additional training shall be performed during these site visits

1.9.4                        An initial complement of spare parts will be stocked at the site to cover expected component failures during the warranty period.  At the end of the warranty period these parts shall be purchased by Buyer or returned to Seller.

1.9.5                        Additional maintenance or diagnostic support may be provided by Seller at the request of the Buyer on an as needed basis.  The cost of this support shall be paid by Buyer on a time and material basis.

1.10         Project management, engineering, and documentation

1.10.1                  Structured development methodology (Project Plan)

1.10.2                  Project management and engineering

1.10.3                  Hazards analysis

1.10.4                  Radiation Survey

1.10.5                  Ozone survey

1.10.6                  Project documentation (Design History Record)

1.10.7                  Manuals — operating, equipment

1.10.8                  Drawings, schematics, source code, logic diagrams

1.11                           System Start-up and Operations Support — to ensure proper start-up of the system the following technical services are provided:

1.11.1                  Operations training (operations, dosimetry).

1.11.2                  Assist Buyer develop and implement standard operating procedures (SOPs, and HACCP Plan) for the overall operation of the System.

1.11.3                  Assist Buyer  perform dose mapping of each product to be processed — define the processing parameters and protocol.

1.12         Equipment warranty — 12 months parts only; labor to be furnished by Buyer.

1.13                           System warranty and performance guarantee - SureBeam represents and warrants that during the Warranty Period, the System shall operate at a level of Substantial Functionality as defined in the Proposal if the System is properly operated, maintained, and used as defined in the proposal, final documentation, and maintenance instructions.

System Options

The following items are included as options to the base system. Either Buyer or SureBeam may provide these items:

•                                 Spare parts

•                                 Operations support

•                                 Permits, Licenses, CE Mark

Buyer Furnished Items and Services

The following items or services are to be provided by Buyer:

1.1                                 Land and Facility

1.1.1                        Detail design and construction of the facility.

1.1.2                        Dosimetry Lab — 10 x 15 ft.; temperature and humidity controlled with UV filters on fluorescent lights.

1.1.3                        Equipment Room — 15 x 30 ft.; conditioned air, noise protection. Room to contain modulator equipment and other LINAC equipment.

1.1.4                        Control Room — 10 x 10 ft.; temperature controlled; secured access.

1.1.5                        Storage and work areas — size to be determined

1.1.6                        Implementation of concrete shield at the site. Design and specification by SureBeam. The shield is designed to provide protection from ionizing radiation generated from the interaction of the beam and material. The design requirements for the system require that radiation levels in the load and unload areas be < 20 mSv per year; and in areas such as the Equipment Room the levels can be < 20 mSv per 400 hours. Access to the beam area is strictly prohibited because the radiation level exceeds 3 mSv per hour. The shield can be designed as an external building.

1.1.7                        Temporary construction offices

1.1.8                        Permits and licenses

1.2                                 Utilities – both temporary and permanent utilities

1.2.1                        Compressed air — 10 CFM @ 100PSI; two drops

1.2.2                        Electrical power — Seller will engineer System to accommodate local Power (50Hz, 380 VAC, 3 phase).  The requirements listed in section 1.2.3 will be modified accordingly.

1.2.3                        Electrical power requirements listed below. All system voltages are ±10%, 3Φ, 60Hz, 3 wire plus ground for 480VAC and 4 wire plus ground for 208 VAC. A panel supplying and providing a single point of disconnect for the following sources:

•                    480 VAC ±10%, 3φ, 60Hz., 400A, 4 wire -  Modulator and LINAC Control System

•                    480 VAC ±10%, 3φ, 60Hz., 85A, 4 wire -  LINAC Water System and converter

•                    480 VAC ±10%, 3φ, 60Hz., 30A, 4 wire -  LINAC E-Beam Window Air Blower System

•                    480 VAC ±10%, 3φ, 60Hz., 100A, 4 wire -  Modulator and LINAC Control System

•                    Isolated 480 VAC ±10%, 3φ, 60Hz., 20A, 5 wire - Material Handling Controls

•                    Ground Rod, resistance = 1 Ω to ground

1.2.4                        Heating, Ventilation, and Air Conditioning (HVAC) - Conditioned Air 70°F Non Condensing to be supplied to Equipment Room. Total equipment heat load for the HVAC system is 36 kW. Air will be drawn from room through cabinets and exhausted out cabinet top through duct. The heat loads are as follows - Modulator Cabinet = 15 kW; Control Cabinet = 15 kW; Miscellaneous = 6 kW.

1.2.5                        Water cooling (primary) - Chilled water generated from an overall chilled water system, not greater than the values listed in the table below nor less than 40º F (4º C) up to the flow rates listed below, is to be delivered to each SureBeam Water Cooling System heat exchanger. The chilled water must run through ball valves designed to throttle water flow to each heat exchanger.   A flow meter must be provided to monitor the flow of facility water through each ball valve. The heat exchanger connections size and type are listed below. Pressure drop across each SureBeam Water Cooling System is less than 20 PSI (1.4 Bar).  All lines must  be flushed prior to connection of system components with a solution of TSP (Tri-Sodium Phosphate, 1 cup to 10 gallons) and then clear water. The overall Chilled Water System shall have the capability to continuously operate at 25% of rated capacity. Inlet temperature and flow may vary depending on the system design.

[…***…]

1.2.6                        Ozone ventilation — Buyer shall install an Ozone Extraction system to continuously extract ozone from the process chamber of the Shield

* CONFIDENTIAL TREATMENT REQUESTED

Cell. The system shall be designed to maintain a net negative pressure (> 0.05 Inch. W.C.) inside the cell as compared to outside the cell at the entrance. The duct system may be installed in or under the concrete floor of the shield or inside the cell via ductwork running through the labyrinth. If ductwork inside the cell is chosen, the ductwork must be 100% stainless steel from the inside of the shield to the ozone exhaust fan as schematically shown by SureBeam. The fan shall be controlled by a Variable Frequency Drive Controller that is furnished by SureBeam (max. cap. 5 HP). The fan and ductwork shall be designed to maintain the minimum net negative pressure in the cell as specified under a low fan speed setting. It also should be able to provide exhaust capability of 1 complete air change (approximately 4,000 – 6,000 cfm) of the cell within 3 minutes or less at the maximum design capacity/speed of the fan.

1.2.7                        Interface Control Panel - A panel housing the following signals:

•                    Inputs from Buyer to SureBeam System:

1. One set dry contacts - Ozone Exhaust Flow

2. One set dry contacts - Facility Fire Alarm OK

3. One set dry contacts - HVAC OK

4. One set dry contacts - Chilled Water OK

•                    Outputs from SureBeam System to Buyer:

1. 24 VDC relay - E-Beam Fire Alarm

2. 24 VDC contactor - Run Ozone Exhaust Fan

1.2.8                        Lighting – work areas, rooms, inside shield

1.2.9                        Permits, licenses, or CE Marks

1.3                                 Other Equipment

1.3.1                        Maintenance Tools – oscilloscope, vacuum roughing pump, leak detector, etc.

1.3.2                        Fork Trucks, telephones, office equipment, or other processing equipment

1.3.3                        Stretch wrap equipment

1.4                                 Regulatory compliance (Local Regulatory, US FDA, ISO11137)

1.4.1                        Product qualifications

1.4.2                        Process qualifications

1.4.3                        Dose determination and setting

1.4.4                        Regulatory filings

1.4.5                        System modifications required to meet local regulatory or building department requirements

1.4.6                        Buyer system operating procedures

1.5                                 Other engineering support

1.5.1                        A&E services

1.5.2                        Product development

I hope this information will assist you with your evaluation of X-ray technology. We are anxious to move forward with the “next step”.  Please let me know how we can assist you further.

Sincerely,

/s/ Larry Oberkfell

Mr. Larry Oberkfell
President and CEO
SureBeam Corporation

cc:           Tom Allen - SureBeam

Kevin Claudio – SureBeam

Martha M. Cashman - SureBeam

Art Gomez – SureBeam

Michael Gormley - SureBeam

David Rane - SureBeam

George Sullivan – SureBeam

EXHIBIT B

MILESTONES

Implementation Milestones

The overall implementation of the system will be completed four months after SureBeam receives beneficial access and use of the shield, utilities, and facility provided by Buyer. The overall project is expected to take […***…] to complete, and is predicated upon Buyer’s furnishing their deliverables by […***…]. We expect the major milestones to approximate the following schedule:

Event	Months after Execution of Agreement

Opening of Letter of Credit	[…***…]
Obtain Government approval and removal of all contingencies	[…***…]
System Design complete (joint SURE and Buyer effort)	[…***…]
Shipment of Material Handling & Controls equipment	[…***…]
Shipment of Accelerator	[…***…]
Substantial completion of shield, facilities, and utilities (by Buyer)	[…***…]
MH & Controls installation complete	[…***…]
Accelerator installation complete	[…***…]
System Integration & Test complete	[…***…]
Acceptance Test complete	[…***…]

* CONFIDENTIAL TREATMENT REQUESTED

1

EXHIBIT C

PAYMENT SCHEDULE

C1      SYSTEM PRICE

The price for the system defined above is as follows:

System Price (Exhibit A items 1.1 - 1.13)	US$5,250,000.00

Options (not included in base price):
Tariffs, taxes, and duties	To be defined
Freight and handling to Site	To be defined
Spare parts	To be defined in maintenance contract (refer to 1.9.4)

[…***…]

Payments will be made through an irrevocable letter of credit issued within 30 days of the Buyer obtaining government approval to build and operate the System, by a Bank of Seller’s choosing.   The Letter of Credit will be in a form acceptable to Seller, and based upon the Payment Terms as outlined below.  Cost of the Letter of Credit shall be paid by Buyer.

* CONFIDENTIAL TREATMENT REQUESTED

1

Payment Terms

The System Price to be paid by Buyer to Seller shall be paid in installments in accordance with the following payment schedule:

First Payment:
[…***…]
[…***…]

Second Payment:
[…***…]
[…***…]

Third Payment:
[…***…]
[…***…]

* CONFIDENTIAL TREATMENT REQUESTED

2

C2           ROYALTY FEE

A Royalty fee shall be paid to Seller based upon gross pounds of product processed through the irradiation process to deliver a target dose for the elimination of pathogens in food. The Royalty shall equal […***…] per pound (gross weight of product) of product processed in a production or test protocol. To this end, Buyer shall furnish or arrange for Seller’s reasonable access to the System during the life of this Agreement for the purpose of monitoring the operations of the System, including the pounds of processed Product, hours of operation and total Royalty Fees due. Buyer agrees to pay seller all Royalty Fees Thirty (30) days following receipt of invoice or 30 days after the last day of the month in which Product was processed. Payment will be deposited in US dollars in a Bank of Seller’s choosing.

C2.1 Royalty will be calculated as follows:

C2.1.1 […***…]

C2.1.2 All product lots shall be processed according to “standard operating procedures.”

* CONFIDENTIAL TREATMENT REQUESTED

3

C2.1.3 For each Lot processed production Lot information shall be entered into the SureTrack information system defining the “lot”, i.e., type of product, product code, quantity of cases to be processed.

C2.1.4 No product shall be processed unless under the control of the SureTrack system in the automatic mode of operation.

C2.1.5 At the completion of the Lot, the Lot processing report will be generated, defining the quantity of carriers processed and the gross weight of the product.  Empty carriers shall not be included in the carrier count.

C2.1.6 On a monthly basis, all Lot completion reports shall be produced, summarized, and submitted to Seller as the record of products processed.

C2.1.7 […***…]

* CONFIDENTIAL TREATMENT REQUESTED

4

EXHIBIT D

LICENSE AGREEMENT

* Confidential Treatment Requested Under

17 C.F.R. §§ 200.80(b)(4), 200.83 and 240.24b-2

AGREEMENT FOR SUPPLY OF TECHNOLOGY

AND LICENSE OF PATENT

THIS AGREEMENT made and entered into on March 27, 2002, by and between:

THE SUREBEAM CORPORATION, a corporation organized and existing under the laws of the State of Delaware, having executive offices at 9276 Scranton Road, Suite 600, San Diego, California  92121, United States of America, in this act represented by its President and CEO, Mr. Larry A. Oberkfell, hereinafter referred to as “Supplier,”

and

TRIEU AN LAC CLINIC and SON SON CO., LTD., companies incorporated under the laws of the Socialist Republic of Vietnam, with offices at […***…], in this act represented by its Chief Executive Officer, Mr. Trâm Bê, hereinafter referred to as “Recipient”,

WITNESSETH

WHEREAS, Supplier possesses considerable and valuable know-how and experience useful in designing, manufacturing, selling, installing, operating and servicing product disinfestation, pasteurization and sterilization equipment and systems, including its patented electron beam and x-ray equipment and systems (hereinafter the “System”);

WHEREAS Recipient desires to benefit from Supplier’s experience and know-how regarding Supplier’s System, and has therefore requested Supplier to render it all possible technical assistance in connection with the System,

* CONFIDENTIAL TREATMENT REQUESTED

1

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

1.             DEFINITIONS

When used in this Agreement each of the terms set forth in this Clause 1 shall have the meanings indicated:

1.1                 “TECHNICAL INFORMATION” - Any unpatented knowledge or information pertaining to the techniques, rendering, applications or marketing of the System, or any of them.

1.2                 “TECHNICAL DATA” - Documents or other written or printed materials which embody Technical Information, including, but not limited to, plans, specifications, material lists, instruction manuals, quality control procedures and other prepared literature sufficient to enable competent personnel employing the requisite equipment to apply effectively the Technical Information in the rendering and marketing of the System. “TECHNICAL DATA” shall also mean, as the context shall require, any copies, reprints, extractions, reproductions and translations of any of the foregoing.

1.3                 “PATENT” - shall mean the patents and/or patent applications listed in Appendix A hereto.

1.4                 “EFFECTIVE DATE” - the date of execution of this Agreement.

2.             SUPPLY OF TECHNOLOGY

2.1                 Supplier hereby agrees that under the terms and conditions specified herein, it shall furnish to Recipient all Technical Information and/or Technical Data presently available in connection with the System. Further, Supplier hereby agrees to and during the term hereof shall promptly disclose to Recipient in the terms and conditions specified herein, all Technical Information and/or Technical Data it may have during the term hereof, including such information which may be developed or created by its employees and which is necessary or suitable for the System.

3.             LICENSE OF PATENT

3.1                 Supplier also grants to Recipient an exclusive license to use the Patent in connection with the System.

2

4.             NON-DISCLOSURE

4.1                 Recipient agrees that, during the term hereof and for a period of ten (10) years after termination of this Agreement, it will keep in strict confidence all Technical Information or Technical Data obtained from Supplier pursuant to this Agreement and will not reveal or disclose such Technical Information or Technical Data to third parties whether in Vietnam or elsewhere, except as strictly necessary to enable Recipient to use the System by itself or through a third party. Recipient further agrees that it will limit the dissemination of Technical Information or Technical Data to employees who need to know such information or data and will require such employees to hold such information or data in strict confidence.

4.2                 The obligations undertaken by Recipient pursuant to this Clause shall not apply to any such Technical Information or Technical Data obtained from Supplier which is or becomes published or otherwise generally available to the public through no fault of Recipient.

5.             PAYMENT

5.1                 The Recipient will pay the Supplier a royalty fee equal to […***…] of product processed through the System.   Payments will be made on a monthly basis.

6.             TERM AND TERMINATION

6.1                 This Agreement shall be in full force and effect from the Effective Date, and shall continue in force for as long as the Patent is valid.

6.2                 In case of default, by either party, of any of its obligations under this Agreement, the other party shall notify the defaulting party in writing, and this Agreement may be terminated immediately if the defaulting party does not correct or take substantial steps to cure the default within thirty (30) days as of receipt of the default notification.

6.3                 The parties may terminate this Agreement without case upon prior written notice of 30 (thirty) days to the other party.

6.4                 Upon termination of this Agreement, Recipient shall discontinue immediately all use of the Patent and the Technical Information/ Technical Data.

* CONFIDENTIAL TREATMENT REQUESTED

3

7.             MARKING

7.1                 Recipient shall take whatever steps may be necessary to comply with the laws of Vietnam with respect to the marking of all products manufactured or services rendered under the Patent.

7.2                 Recipient shall include in its advertising material, and, if requested by Supplier, on its invoices, quotations and other documents, and on the products, labels and containers, a statement that the products are manufactured or the services are rendered under patent license from Supplier.

8.             OWNERSHIP OF PATENT

8.1                 Recipient shall take all reasonable steps to safeguard the right, title and interest of Supplier in and to the Patent, and shall not, in any manner, challenge or assist others in challenging, the Patent. It is expressly understood, however, that Recipient shall not be responsible for the maintenance of the validity of the Patent in Vietnam and for the payment of the annual fees necessary to such maintenance.

9.             INFRINGEMENTS

9.1                 Recipient agrees to give notice in writing to Supplier of any infringement or threatened infringement of said Patent within Vietnam which shall at any time come to Recipient’s attention. Supplier retains the right to take proceedings in or out of a court of law which may be necessary or proper to stop or enjoin infringement of the Patent by others not licensed by Supplier, provided, however, that Recipient, in the event Supplier should request such action, take proceedings consistent with law to stop or enjoin any such infringement, bringing suit in its own name, if necessary, and in any event, the parties will cooperate to the fullest extent possible if litigation should be necessary in order to protect the rights of either party with respect to the Patent.

10.          INTERPRETATION

10.1               This Agreement shall be governed by and construed in accordance with the laws of Vietnam.

10.2               Any dispute or controversy arising out of the interpretation of or performance under this Agreement shall be settled by the Central Courts of the State of California, United States, with waiver of any other Court, privileged as it may be.

4

IN WITNESS WHEREOF, each of the parties have caused this Agreement to be executed by their respective authorized officers, together with the 2 (two) witnesses below.

THE SUREBEAM CORPORATION	SON SON CO., LTD.

/s/ Larry Oberkfell	/s/ Tram Be

Name: Mr. Larry Oberkfell	Name: Mr. Trâm Bê
Title: President and CEO	Title: President

5

A P P E N D I X     A

To the Agreement for the Supply of Technology and License of Patent by and between The SureBeam Corporation  and  SON SON CO., LTD.,  executed on March 27, 2002.

PATENT

Title	Number of Application / Registration	Date of Application / Registration	Class
Irradiation System Utilizing Conveyor-Transported Article Carriers	In the process of Registration in Vietnam

6